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                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-32638 on Form S-3 and Registration Statement Nos. 333-45969 and 333-56395 on Form S-8 of Bionutrics, Inc. of our report dated December 8, 2000, except for
Note 14, as to which the date is December 30, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Bionutrics, Inc. for the year ended October 31, 2000.



DELOITTE & TOUCHE LLP
Phoenix, Arizona

January 17, 2001